Description
The Mexico Fund, Inc. (the "Fund") is a non-diversified closed-end management investment company with the investment objective of long-term capital appreciation through investments in securities, primarily equity, listed on the Mexican Stock Exchange. The Fund provides a vehicle to investors who wish to invest in Mexican companies through a managed non-diversified portfolio as part of their overall investment program. The Fund's shares are listed and traded on the New York Stock Exchange ("NYSE") under the symbol "MXF."

Managed Distribution Plan ("MDP")

The Board of Directors of the Fund has authorized quarterly distributions of $0.13 per share under the MDP. With each distribution, the Fund will issue a notice to stockholders and an accompanying press release, which will provide detailed information regarding the amount and composition of the distribution and other information required by the Fund's MDP exemptive order. The Fund's Board of Directors may amend or terminate the MDP at any time without prior notice to stockholders. You should not draw any conclusions about the Fund's investment performance from the amount of distributions or from the terms of the Fund's MDP.

Highlights
Total Net Assets (million)[1]	$290.152	Daily Average Number of Shares Traded[2]	68,408
NAV per share[1]	$19.33	Outstanding Shares[3]	15,013,499
Closing price[2]	$16.89	Expense Ratio (10/31/2017)	1.59%
Discount	12.62%	Portfolio Turnover (10/31/2017)	31.40%

Performance[1]	Cumulative			Annualized
	1 Month	YTD	1 Year	3 Years	5 Years	10 Years
MXF Market Price	8.05%	8.05%	21.12%	-0.34%	-5.07%	2.83%
MXF NAV	7.64%	7.64%	22.24%	2.23%	-2.76%	1.88%
EWW NAV[4]	7.55%	7.55%	20.81%	0.14%	-4.53%	1.24%
MSCI Mexico Index	8.26%	8.26%	22.68%	1.12%	-3.50%	1.47%

These figures represent past performance. Past performance does not guarantee future results. The Fund's investment return and principal value will fluctuate so that an investor's shares, at the time of sale, may be worth more or less than their original cost. Current performance may be lower or higher than the performance quoted above.

1 Source: Impulsora del Fondo México, S.C. Performance figures take into account reinvestments of distributions.
2 Source: NYSE. Shares traded figure represents average volume traded on U.S. consolidated markets during the month.
3 During January 2018, the Fund repurchased no shares.
4 Source: iShares MSCI Mexico Capped ETF (tracks a Mexico Index produced by MSCI).

Top Ten Holdings (62.50% of Net Assets)
1 América Móvil	13.25%	6 Wal-Mart de México	5.79%
2 Fomento Económico Mexicano	7.74%	7 Alfa	4.80%
3 Cemex	7.17%	8 Ternium	4.11%
4 Grupo México	6.97%	9 Mexichem	3.32%
5 Grupo Financiero Banorte	6.65%	10 Infraestructura Energética Nova	2.70%
Holdings are subject to change and are provided for informational purposes only and should not be deemed as a recommendation to buy or sell the securities shown.

Fund Manager´s Comments
Global equity markets registered strong positive results during January 2018, led by the increase in the MSCI Emerging Markets Index of 8.3%, while the MSCI Developed Markets Index increased 5.2%. The U.S. Federal Reserve maintained unchanged its overnight interest rate at the current rate of between 1.25% and 1.50%. The DJIA and the S&P 500 increased 5.8% and 5.6%, respectively, during the month, however; the yield on the U.S. 10-year Treasury note increased 30 basis points to 2.71% (highest level since 2014) and the U.S. dollar depreciated 3.2% (measured by the DXY Index1) during January 2018. The MSCI Mexico Index increased 8.3% during the month, driven by the Mexican peso appreciation of 5.7% to Ps. $18.60. The sixth round of NAFTA (North America Free Trade Agreement between Mexico, United States and Canada) renegotiations was held from January 22nd to January 29th, 2018. The parties reached an agreement on anti-corruption measures while significant advances were made in the telecom, e-commerce and pharmaceutical sectors. Relevant disputed issues such as rules of origin for automotive content, the sunset clause and the dispute resolution mechanism remain open for further discussion. A seventh round of negotiations is scheduled from February 26th to March 6th, 2018 in Mexico City.
In local news, the National Hydrocarbons Commission ("CNH") held its fourth and final auction of round two (R2.4) for exploration and production of oil and gas. Results were positive, as the success rate of 66% exceeded expectations. Moreover, expected investment from this round stands at $93 billion, the highest from the eight auctions completed by the CNH since 2015 under the terms approved by the energy reform. Mexico´s preliminary GDP for the fourth quarter of 2017 grew at an annual rate of 1.8%, while the 2017 accumulated GDP growth was 2.1%.

The information presented in this report has been derived from the sources indicated. Neither The Mexico Fund, Inc. nor its Adviser, Impulsora del Fondo México, S.C., has independently verified or confirmed the information presented herein.

Important Risk Disclosure
All performance shown is historical. Closed-end funds are traded on the secondary market through one of the stock exchanges. Shares of closed-end funds may trade above (premium) or below (discount) the NAV of the fund's portfolio. The NAV is the value of an entity's assets less the value of its liabilities. The Market Price is the current price at which an asset can be bought or sold. There is no assurance that the Fund will achieve its investment objective.

An investment in the Fund entails special risk considerations, including among others the risks of foreign investments, Mexican investments, market illiquidity and volatility, market corrections, risks associated with the Mexican economy, political factors and security, currency exchange rate fluctuations, NAV discount risk, foreign custody risk, dollar denominated investments risk and risks associated with the concentration of the Mexican equity market. Investors should consider their investment goals, time horizons and risk tolerance before investing in the Fund. An investment in the Fund is not appropriate for all investors, and the Fund is not intended to be a complete investment program. Investors should carefully review and consider the Fund's investment objective, risks, charges and expenses before investing.

1 DXY Index computes the value of the U.S. dollar relative to a basket of foreign currencies.